Exhibit 10.4

SECOND AMENDMENT TO

THE CRYOLIFE, INC.

2004 EMPLOYEE STOCK INCENTIVE PLAN

Section 2.4 of the CryoLife, Inc. 2004 Employee Stock Incentive Plan is hereby amended by deleting it in its entirety and replacing it with the following:

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise), unless such Exercise Price is paid pursuant to subsection 2.4(d) below.

(b) Unless the Exercise Price is paid pursuant to subsection 2.4(d) below, the Exercise Price shall be payable in cash or by tendering (by actual delivery of shares) shares of Stock that are acceptable to the Committee, have been held by the participant for at least six months, and were valued at Fair Market Value as of the day the shares are tendered, or in any combination of cash or shares, as determined by the Committee.

(c) To the extent permitted by applicable law, a Participant may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(d) If the Award Agreement so provides, the Exercise Price may be paid via a cashless net exercise in which the Participant provides notice of intent to exercise and pay the Exercise Price pursuant to this subsection 2.4(d) and the Company withholds shares of Stock, valued at Fair Market Value as of the day the Option is exercised, and having an aggregate Fair Market Value equal to the aggregate Option Exercise Price.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed effective as of the 24th day of May, 2011.

CRYOLIFE, INC.

By:	/s/ D. Ashley Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer